UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2021

COTTONWOOD MULTIFAMILY OPPORTUNITY FUND, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 024-10730

Maryland	38-4006444
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1245 Brickyard Road, Suite 250, Salt Lake City, Utah	84106
(Address of principal executive offices)	(ZIP Code)

(801) 278-0700

(Registrant’s telephone number, including area code)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

Cottonwood Multifamily Opportunity Fund, Inc.

ANNUAL REPORT ON FORM 1-K

For the Year Ended December 31, 2021

Item 1.	Business

The Company

Cottonwood Multifamily Opportunity Fund, Inc. is a Maryland corporation formed to invest in and/or make mezzanine loans or preferred equity investments in multifamily construction and development projects. The use of the terms the “Company”, “we”, “us”, or “our” in this report refer to Cottonwood Multifamily Opportunity Fund, Inc. and its subsidiaries, unless the context indicates otherwise.

Cottonwood Capital Property Management II, LLC acts as our sponsor, property manager and asset manager. We have no employees and are substantially reliant on Cottonwood Capital Property Management II, LLC and its resources to implement our business strategy. Our sponsor is a subsidiary of Cottonwood Residential O.P., LP (“CROP”) and has experience in operating multifamily construction and development projects. CROP is the operating partnership of Cottonwood Communities, Inc. (“CCI”), a publicly registered, non-traded, perpetual life, net asset value REIT. CCI, as the sole member of the sole general partner of CROP makes all decisions on behalf of CROP. CCI is controlled by its board of directors consisting of Daniel Shaeffer, Chad Christensen, John Lunt, Jonathan Gardner and Phillip White. Prior to May 7, 2021, when Cottonwood Residential II, Inc. (“CRII”) merged with CCI, CROP was the operating partnership of CRII and CRII made all decisions on behalf of CROP. CRII was controlled by its board of directors consisting of Daniel Shaeffer, Chad Christensen, Gregg Christensen, Jonathan Gardner and Phillip White.

We operate under the direction of our board of directors, the members of which are accountable to us and our shareholders as fiduciaries. Our board of directors is responsible for the management and control of our affairs. We have four members on our board of directors, three of whom are either officers, directors, or both, of Cottonwood Communities, Inc. and one of whom is independent of our management. As a result, we do not have a majority of directors who are independent of management. The board of directors has the right, with input from our investment committee, to make decisions regarding investments by our operating partnership. We do not have an outside advisor, and we do not plan to engage an advisor.

In November 2017, we commenced a “Tier 2” Regulation A offering under the Securities Act, offering up to $50,000,000 in shares of our common stock at a purchase price of $10.00 per share (the “Offering”). We completed the Offering in August 2019 after raising the full amount.

We may, in our board of directors’ sole discretion, elect to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended (the “Code”) but are not required to do so.

Investment Strategy

We invest through joint ventures with CROP, which we refer to as the Cottonwood Joint Ventures. Affiliated executives have also participated directly and indirectly as members of certain Cottonwood Joint Ventures. The Cottonwood Joint Ventures may in turn enter into joint ventures with third party developers or a developer affiliated with CROP (an “Affiliated Developer”), which we refer to as the Development Joint Ventures.

See Item 2 - “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Our Investments” for more information concerning the current status of our investments.

Investment Objectives

Our investment objectives are to:

•	preserve, protect and return invested capital;

•	realize capital appreciation in the value of our investments over the long term, and;

•	pay cash distributions to stockholders from our investments or upon stabilization of our development properties.

Our board of directors may revise our investment policies without the approval of our shareholders.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our offering circular, which may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our common shares and adversely impact our operations.

One of the most significant risks and uncertainties facing the Company and the real estate industry generally continues to be the effect of the ongoing public health crisis related to the novel coronavirus (COVID-19) pandemic. During the year ended December 31, 2021, we did not experience significant disruptions in our operations from the COVID-19 pandemic; however, we continue to closely monitor the impact of the COVID-19 pandemic on all aspects of our business, including how the pandemic will impact the construction, related costs and the timing of completion of our development projects. Our development projects may cost more and take longer to complete than expected as a result of increasing labor costs and shortages and other price inflation and shortages of materials due to supply chain challenges.

In addition, the recent invasion by the Russian Federation of Ukraine in February 2022 has caused a significant rise in geopolitical tensions and the United States, the United Kingdom and EU member states and other countries have imposed economic sanctions on the Russian Federation, parts of Ukraine, as well as various designated parties. As further military conflicts and economic sanctions continue to evolve, it has become increasingly difficult to predict the impact of these events or how long they will last. Depending on direction and timing, the Russian Federation-Ukraine conflict may significantly adversely affect economic and market conditions and our operations.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Cautionary Statement Regarding Forward-Looking Statements

This Annual Report on Form 1-K contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. You should not rely on these forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our actual results, performance and achievements may be materially different from those expressed or implied by these forward-looking statements.

Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our Investments

As of December 31, 2021, we had investments in two development projects and one investment in a land parcel held for development, all through separate Cottonwood Joint Ventures:

Property Name	Property Location	Units to be Built	Net Rentable Square Feet	Estimated Completion	Investment at 12/31/21	Joint Venture Interest	Dated Contracted
Park Avenue	Salt Lake City, UT	234	167,130	Second Quarter 2022	$17,489,183	76.4%	8/10/2018
Cottonwood on Broadway	Salt Lake City, UT	254	207,642	Fourth Quarter 2022	$25,929,117	81.2%	8/6/2019

Other Investment	Property Location	Description			Investment at 12/31/21	Joint Venture Interest	Dated Contracted
Block C	Millcreek, UT	Land held for development			$3,310,000	63.0%	1/14/2021

Park Avenue is a mix of studio, one-bedroom, two-bedroom, and three-bedroom units with a fitness center, clubhouse, and resort-style pool, game room, and rooftop sky lounge area. The total development cost of the project is expected to be approximately $61,100,000, of which approximately $24,100,000 is expected to be funded by capital contributions from CROP and us through the Park Avenue Joint Venture. Park Avenue is accounted for and presented as an equity method investment in our consolidated financial statements.

Cottonwood on Broadway is a mix of studio, one-bedroom, and two-bedroom units and has a fitness center, clubroom, and a roof-top resort-style pool. The total development cost of the project is expected to be approximately $76,300,000, of which approximately $31,700,000 is expected to be funded by capital contributions from CROP and us through the Broadway Joint Venture. Cottonwood on Broadway is accounted for and presented as an equity method investment in our consolidated financial statements.

Block C is a collection of land parcels in Millcreek, Utah held for the purpose of developing a mixed-use multifamily apartment and retail community in a qualified opportunity zone. Block C is consolidated and presented as a real estate investment in our consolidated financial statements.

See Note 3 and Note 4 of the consolidated financial statements for further discussion regarding our investments.

Results of Operations

For the year ended December 31, 2021, we had net losses of $984,604, primarily from asset management fees and other general and administrative expenses. We expect asset management fees and other general and administrative expenses to increase in future periods as a result of more capital being deployed, offset by income from our development projects as they are placed into service.

During 2020, we had losses of $828,652 from asset management fees and other general and administrative expenses, partially offset by interest income earned on cash received from our Offering.

Our results of operations for the year ended December 31, 2021, are not indicative of those expected in future periods as our projects are under development.

Liquidity and Capital Resources

We obtain the capital required to invest in multifamily construction and development projects and multifamily development-related assets and conduct our operations from the proceeds of the Offering, from capital provided by our joint venture partners, from secured or unsecured financings from banks and other lenders, and from any undistributed funds from our operations.

The Park Avenue Joint Venture and Broadway Joint Venture have non-revolving, senior secured construction loan facilities of $37,000,000 and $44,625,000, respectively, for the construction of their projects that will be drawn upon as needed. As of December 31, 2021, the Park Avenue Joint Venture had drawn approximately $29,520,000 and the Broadway Joint Venture had drawn approximately $27,476,000 on their respective construction loan facilities.

We may leverage individual assets up to 50% to 70% of the cost of such assets. We may leverage a particular asset in an amount that is greater or less than the foregoing, in the board of directors’ sole discretion. However, we expect the debt financing for our entire portfolio to be no more than 70% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves). Our charter does not limit us from incurring debt.

We may make an election to be taxed as a REIT under the Code. To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends-paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. We have not established a minimum distribution level. If we do not elect to be taxed as a REIT, we will not be required to make a minimal level of distributions.

We expect that our board of directors may declare distributions once we begin to generate cash from operations or in anticipation of generating cash from operations from completed multifamily construction and development projects. We do not intend to pay distributions during the early stages of our existence as we have acquired multifamily construction and development projects with the proceeds from the Offering. If we do pay distributions during the early stage of our existence or from time to time during our operational stage, we expect to declare such distributions in anticipation of cash flow from operations of completed projects or sales of our properties and we will pay these distributions in advance of our actual receipt of these funds. In these instances, we may look to third party borrowings to fund our distributions.

In anticipation of rising construction costs and costs associated with the evaluation of a stock-for-stock merger with CCI, we determined we would have a short term liquidity deficiency in 2022. This deficiency was addressed through promissory notes issued to certain individuals associated with our sponsor. Refer to the section titled “Recent Developments” below.

Trends and Key Information Affecting our Performance

Overview

We believe that factors impacting the prime United States renter demographic such as delayed major-life decisions, increased levels of student debt and tight credit standards in the single-family home mortgage market continue to support the value proposition for owning multifamily apartment communities. In addition, we believe the residential real estate market is well positioned to withstand many of the conceivable adverse impacts of COVID-19 as housing is a basic need, rather than a discretionary expense.

Nonetheless, the extent to which COVID-19 impacts our business will depend on future developments, which are uncertain and cannot be predicted, including additional actions taken to contain COVID-19 or treat its impact, among others. As a result of the ongoing public health crisis, construction and completion of our development projects may be delayed due to supply and/or labor shortages and we may incur additional costs beyond those assumed in determining our estimated net asset value. Market fluctuations may affect our ability to obtain necessary funds for our operations from current lenders or new borrowings. In addition, we may be unable to obtain financing for the acquisition of investments on satisfactory terms, or at all. As a result, our business and financial results could be materially and adversely impacted.

The Greater Salt Lake Area Multifamily Market

As a result of a broad reopening of the economy and a continuation of strong in-migration and demographic trends, the greater Salt Lake City market has weathered the COVID-19 pandemic-induced downturn better than most U.S. markets. Job losses sustained during business closures related to the pandemic drove unemployment up to just over 11% in April 2020, although this remained one of the lowest metro unemployment rates in the U.S. Employment returned to pre-pandemic levels of employment by the first half of 2021, one of the quickest recoveries in the country. Salt Lake City currently has roughly 20,000 more jobs than it did prior to the pandemic.

Utah’s reputation as one of the most desirable places in the U.S. to do business is a major draw for employers. The state’s lower costs of doing business, which include lower tax rates, tax incentives, and more affordable real estate and labor, have helped encourage companies with an existing presence to expand and new companies to enter the area. A significant portion of the metro’s job growth comes from an array of high-paying, white-collar employers in information technology, finance, and professional services.

The financial and technology industries have seen considerable growth over the past several years, seeing gains of approximately 20% since 2011. There are more than 6,000 technology and software companies located in the Salt Lake City and Provo markets, including Overstock.com, Adobe, Qualtrics, Pluralsight and Domo. Major financial employers include Zions Bank, Wells Fargo, Discover Financial Services, and American Express. Goldman Sachs also has a significant presence in the metro, employing more than 2,500 people at its downtown office, Goldman’s second-largest office in North America.

The Salt Lake metro is responsible for approximately 40% of the state’s tourist-generated tax revenue, with Salt Lake City International Airport being a primary gateway in the region. Construction continues on the $4.1 billion Salt Lake City International Airport expansion. The first phase opened in the fall of 2020 and the second phase is expected to open in 2024. Once complete, the airport will be able to support 34 million visitors per year.

According to the 2020 U.S. Census, Utah’s population grew by 18.4% over the past decade, making Utah the fastest-growing state in the United States.

Critical Accounting Estimates

A critical accounting estimate is one that is both important to our financial condition and results of operations and that involves some degree of uncertainty. The preceding discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements and the notes thereto, which have been prepared in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make a number of estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements. On an ongoing basis, we evaluate our estimates and assumptions based upon historical experience and various other factors and circumstances. We believe that our estimates and assumptions are reasonable under the circumstances; however, actual results may differ from these estimates and assumptions.

We believe our accounting policies on consolidation and investments in joint ventures are critical because they involve a significant level of judgment and they have had, or are reasonably likely to have, a material impact on our financial condition or results of operations. Refer to Note 2 to our consolidated financial statements in “Item 7. Financial Statements” for a discussion of all our significant accounting policies and procedures.

Recent Developments

Subsequent to December 31, 2021, we have contributed approximately $687,000 to the Park Avenue Joint Venture in accordance with the approved draw schedules.

During 2022, a special committee of the board of directors began the process of evaluating a potential stock-for-stock merger with CCI. CCI invests in multifamily apartment communities and multifamily real estate-related assets and is the indirect owner of our sponsor, and asset and property manager. A merger agreement with CCI is not finalized and may never be reached, and we can provide no assurances that an agreement will be reached.

On April 11, 2022, we issued three unsecured promissory notes, each in the amount of $425,000 to certain individuals associated with our sponsor, for a total of $1,275,000. Interest and principal are due on June 1, 2023. The unpaid principal under the promissory notes bears simple interest at the rate of 8.71% per annum. We may prepay the unpaid principal balance and accrued interest, in whole or in part, at any time without premium or penalty.

The promissory notes were issued to cover short term liquidity needs due to rising construction costs and costs associated with the evaluation of a merger with CCI.

Item 3.	Directors and Officers

We operate under the direction of our board of directors. The board of directors is responsible for the management and control of our affairs. The current board members are Daniel Shaeffer, Chad Christensen, Gregg Christensen and Blake Bunker. The current Chief Executive Officer is Daniel Shaeffer, the current Chairman of the Board and President is Chad Christensen and the current Chief Legal Officer is Gregg Christensen.

Investment Committee

We have established an investment committee that will be charged with identifying and investigating potential investment opportunities for us. The investment committee will analyze and approve any investment to be made by us. The investment committee has three committee members and is comprised of Daniel Shaeffer, Chad Christensen, and Gregg Christensen. The investment committee may request information from third parties in making its recommendations.

Executive Officers and Directors

The following table shows the names and ages of our current directors and executive officers and the positions held by each individual:

Name (1)	Positions	Age (2)	Term of Office
Daniel Shaeffer	Chief Executive Officer, Director and Investment Committee Member	51	May 2016 to Present (3) November 2017 to Present (4)
Chad Christensen	President, Chairman of the Board, Director and Investment Committee Member	49	May 2016 to Present (3) November 2017 to Present (4)
Gregg Christensen	Chief Legal Officer, Secretary, Director and Investment Committee Member	53	May 2016 to Present (3) November 2017 to Present (4)
Susan Hallenberg	Chief Financial Officer	54	May 2016 to Present (3)
Blake Bunker	Independent Director	44	January 2022 to Present (5)

(1)	The address of each director and executive officer listed is 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106.
(2)	As of March 31, 2022.
(3)	Messrs. Shaeffer, C. Christensen, G. Christensen and Ms. Hallenberg were appointed on May 31, 2016.
(4)	The current investment committee members were appointed on November 14, 2017.
(5)	Mr. Bunker was appointed to the board of directors on January 21, 2022.

Daniel Shaeffer is our Chief Executive Officer, director and a member of the investment committee. Mr. Shaeffer’s primary responsibilities include overseeing acquisitions, capital markets and strategic planning. He is also involved with our marketing and capital raising activities. He is also the Chief Executive Officer and a director of CCI, positions he has held since May 2021 and July 2016, respectively. In addition, he serves as Chief Executive of Officer of Cottonwood Communities Advisors, LLC (“CCA”), the external advisor to CCI. Before co-founding Cottonwood Capital, LLC, a predecessor to CCI, in 2004, Mr. Shaeffer worked as a senior equities analyst with Wasatch Advisors of Salt Lake City. Prior to joining Wasatch Advisors, Mr. Shaeffer was a Vice President of Investment Banking at Morgan Stanley. Mr. Shaeffer began his career with Ernst & Young working in the firm’s audit department. Mr. Shaeffer has been involved in real estate development, management, acquisition, disposition and financing for more than 17 years.

Mr. Shaeffer holds an International MBA from the University of Chicago Graduate School of Business and a BS in Accounting from Brigham Young University and is a Certified Public Accountant.

Chad Christensen is our President, Chairman of the Board, director and a member of the investment committee. Mr. Christensen oversees our financial and general operations. He is also the Executive Chairman of the Board of Directors and Director of CCI, positions he has held since May 2021 and July 2016, respectively. In addition, he serves as the Executive Chairman of CCA. Before co-founding Cottonwood Capital, LLC, a predecessor to CCI, in 2004, Mr. Christensen worked with the Stan Johnson Company, a national commercial Real Estate Brokerage firm in Tulsa, Oklahoma. Early in his career, Mr. Christensen founded Paramo Investment Company, a small investment management company. Mr. Christensen has been involved in real estate development, management, acquisition, disposition and financing for more than 18 years.

Mr. Christensen holds a MBA from The Wharton School at the University of Pennsylvania with an emphasis in Finance and Real Estate and a BA in English from the University of Utah. Mr. Christensen also holds an active real estate license. Chad Christensen and Gregg Christensen are brothers.

Gregg Christensen is our Chief Legal Officer, Secretary, General Counsel, Director and a member of the investment committee. Mr. Christensen oversees and coordinates all legal aspects of our company and is also actively involved in our operations, acquisitions, and due diligence activities. He is also the Chief Legal Officer, Secretary and an Advisory Board Member of CCI, a position he has held since December 2016, December 2016 and May 2021, respectively. In addition, he serves as the Chief Legal Officer of CCA. Prior to joining Cottonwood Residential, Inc., a predecessor to CCI, Mr. Christensen was a principal, managing director and general counsel of Cherokee & Walker, an investment company focused on real estate investments and private equity investments in real estate related companies. Previously, Mr. Christensen practiced law with Nelson & Senior in Salt Lake City. His areas of practice included real estate and corporate law. He is a member of the Utah State Bar, as well as the Bar of the United States District Court for the District of Utah. Mr. Christensen has been involved in real estate development, management, acquisition, disposition and financing for more than 24 years.

Mr. Christensen holds an Honors Bachelor of Arts Degree in English from the University of Utah and a Juris Doctorate Degree from the University of Utah, S.J. Quinney College of Law. Gregg Christensen and Chad Christensen are brothers.

Susan Hallenberg is our Chief Financial Officer and Treasurer. In this role, she oversees all aspects of our financial, accounting, treasury, and risk management functions. She is also the Chief Accounting Officer and Treasurer and Advisory Board Member of CCI, positions she has held since October 2018, October 2018 and May 2021, respectively.

Prior to joining Cottonwood Residential, Inc., a predecessor to CCI, Ms. Hallenberg served as Acquisitions Officer for Phillips Edison & Company, a real estate investment company. She also served as Vice President for Lend Lease Real Estate Investments, where her responsibilities included financial management of a large mixed-use real estate development project and the underwriting, financing and reporting on multifamily housing development opportunities in the Western United States using tax credit, tax-exempt bond, and conventional financing. She also worked for Aldrich Eastman & Waltch for two years as an Assistant Portfolio Controller.

Ms. Hallenberg started her career at Ernst & Young where she worked in the firm’s audit department for four years. Ms. Hallenberg holds a BA in Economics/Accounting from The College of the Holy Cross.

Blake Bunker has served as an independent director since March 2022. Mr. Bunker is a managing partner at Okland Capital, a position he has held since the summer of 2017 when he formed the company to invest in and develop real estate using the resources of Okland Construction and the Okland Family. In his position at Okland Capital, Mr. Bunker is responsible for the underwriting, investment, financing, and development of real estate ventures. Prior to forming Okland Capital, from 2015 Mr. Bunker served as the Chief Investment and Development Officer for Avista Senior Living where he was responsible for the acquisition, development, financing and negotiation of senior living residential communities. Early in his career, Mr. Bunker worked at Shea Properties where he ultimately managed the development, acquisition, disposition and financial underwriting efforts for the multifamily and mixed use-division of Shea in California. While at Shea, Mr. Bunker was an Assistant Professor for University of Southern California’s Masters in Real Estate Development Program, where he taught for three years in the multifamily development course. Mr. Bunker started his career in public accounting at PwC.

Compensation of Executive Officers

Our executive officers are not employed by us and each receives compensation for his or her services, including services performed for us on behalf of our sponsor and its affiliates from entities other than us. As executive officers of our sponsor, these individuals will manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to our sponsor, we do not pay any compensation directly to these individuals. More information regarding the compensation paid to our sponsor can be found in our offering circular here.

Item 4.	Security Ownership of Management and Certain Securityholders

The following table sets forth the beneficial ownership of our common shares as of April 25, 2022, for each person or group that holds more than 10% of our common shares, for each executive officer and for the executive officers as a group. To our knowledge, each person that beneficially owns our common shares has sole voting and disposition power with regards to such shares.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of All Shares
All executive officers and directors as a group	—	—%

(1)

Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

Item 5.	Interest of Management and Others in Certain Transactions

See Note 7 to our financial statements in “Item 7. Financial Statements” for information regarding related party transactions as of December 31, 2021.

Item 6.	Other Information

Net Asset Value

On April 29, 2021, our board of directors determined the value of our shares of common stock at $10.64 per share based on the Company’s net asset value as of March 31, 2021. The net asset value of the Company was determined with the assistance of a third-party valuation firm, and included metrics such as cash flows, capitalization rates, loan balances, interest rates, percentage of completion, and financial projections for the development projects as well as other assets and obligations of the Company.

As with any valuation methodology, the methodologies used to value the shares of our common stock are based upon a number of estimates and assumptions that may not be accurate or complete. In particular, projections for development projects involve a high degree of subjectivity due to uncertainties with respect to future events affecting timing of completion and associated costs, as well as economic conditions that may impact income and expenses at the time of lease up. Accordingly, different parties using different assumptions and estimates could derive a different estimated net asset value per share of the Company’s common stock, and these differences could be significant.

In addition, the value of the Company’s shares will fluctuate over time in response to developments related to the performance of individual projects in the portfolio and the management of those projects, the real estate and finance markets and due to other factors, including COVID-19. These risks were not priced into our most recent estimated value per share which speaks only as to the risks known as of March 31, 2021.

Item 7.

Cottonwood Multifamily Opportunity Fund, Inc.

Consolidated Financial Statements

Years Ended December 31, 2021 and 2020

Independent Auditors’ Report

Board of Directors and Stockholders

Cottonwood Multifamily Opportunity Fund, Inc.:

Opinion

We have audited the consolidated financial statements of Cottonwood Multifamily Opportunity Fund, Inc. and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2021 and December 31, 2020, and the related consolidated statements of operations, equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and December 31, 2020, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Other Information Included in the Annual Report

Management is responsible for the other information included in the annual report. The other information comprises the information included in the annual report but does not include the consolidated financial statements and our auditors’ report thereon. Our opinion on the consolidated financial statements does not cover the other information, and we do not express an opinion or any form of assurance thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and consider whether a material inconsistency exists between the other information and the consolidated financial statements, or the other information otherwise appears to be materially misstated. If, based on the work performed, we conclude that an uncorrected material misstatement of the other information exists, we are required to describe it in our report.

/s/ KPMG LLP

Denver, Colorado
April 29, 2022

Cottonwood Multifamily Opportunity Fund, Inc.

Consolidated Balance Sheets

	December 31,
	2021	2020
Assets
Real estate investment	$5,525,328	$—
Investments in joint ventures	43,402,059	39,151,967
Cash and cash equivalents	1,238,808	9,778,328
Restricted cash	100,000	—
Related party receivables	—	332
Other assets	46,005	45,938

Total assets	$50,312,200	$48,976,565

Liabilities and equity
Liabilities
Accounts payable and accrued liabilities	$91,202	$160
Related party payables	264,523	7,045

Total liabilities	355,725	7,205
Commitments and contingencies (Note 8)
Equity
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 5,001,000 shares issued and outstanding at both December 31, 2021 and December 31, 2020	50,010	50,010
Additional paid in capital	49,959,990	49,959,990
Accumulated deficit	(2,025,244)	(1,040,640)

Total equity	47,984,756	48,969,360
Noncontrolling interests	1,971,719	—

Total equity and noncontrolling interests	49,956,475	48,969,360

Total liabilities, equity and noncontrolling interests	$50,312,200	$48,976,565

See accompanying notes to consolidated financial statements

Cottonwood Multifamily Opportunity Fund, Inc.

Consolidated Statements of Operations

	Year Ended December 31,
	2021	2020
Revenues
Interest income	$1,640	$281,172
Expenses
Asset management fee to related party	(805,538)	(799,441)
General and administrative expenses	(169,710)	(307,012)

Net operating losses	(973,608)	(825,281)
Equity in losses	(10,996)	(4,751)

Net loss	(984,604)	(830,032)
Net loss attributable to noncontrolling interests	—	1,380

Net loss attributable to common stockholders	$(984,604)	$(828,652)

See accompanying notes to consolidated financial statements

Cottonwood Multifamily Opportunity Fund, Inc

Consolidated Statements of Equity

	Common Stock
	Shares	Amount	Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity	Noncontrolling Interests	Total Equity
Balance at December 31, 2019	5,001,000	$50,010	$49,959,990	$(210,769)	$49,799,231	$1,810,888	$51,610,119

Noncontrolling interest contribution	—	—	—	—	—	988,974	988,974
Net loss	—	—	—	(828,652)	(828,652)	(1,380)	(830,032)
Deconsolidation of Park Avenue Investor	—	—	—	(1,219)	(1,219)	(2,798,482)	(2,799,701)

Balance at December 31, 2020	5,001,000	50,010	49,959,990	(1,040,640)	48,969,360	—	48,969,360

Noncontrolling interest on consolidation	—	—	—	—	—	1,971,719	1,971,719
Net loss	—	—	—	(984,604)	(984,604)	—	(984,604)

Balance at December 31, 2021	5,001,000	$50,010	$49,959,990	$(2,025,244)	$47,984,756	$1,971,719	$49,956,475

See accompanying notes to consolidated financial statements

Cottonwood Multifamily Opportunity Fund, Inc

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2021	2020
Operating activities
Net loss	$(984,604)	$(830,032)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Other assets	(67)	6,764
Accounts payable and accrued liabilities	91,042	(14,643)
Related party payables	257,810	(64,542)

Net cash used in operating activities	(635,819)	(902,453)
Investing activities
Real estate investment	(5,525,328)	—
Investments in joint ventures	(4,250,092)	(21,302,225)

Net cash used in investing activities	(9,775,420)	(21,302,225)
Financing activities
Noncontrolling interest contributions	1,971,719	—
Contributions from affiliated executives	—	988,974

Net cash provided by financing activities	1,971,719	988,974
Net decrease in cash and cash equivalents and restricted cash	(8,439,520)	(21,215,704)
Cash and cash equivalents and restricted cash at beginning of period	9,778,328	30,994,032

Cash and cash equivalents and restricted cash at end of period	$1,338,808	$9,778,328

Reconciliation of cash and cash equivalents and restricted cash to the consolidated balance sheets:
Cash and cash equivalents	$1,238,808	$9,778,328
Restricted cash	100,000	—

Total cash and cash equivalents and restricted cash	$1,338,808	$9,778,328

Supplemental schedule of noncash investing and financing activities
Deconsolidation of Park Avenue Investor	$—	$2,799,701

See accompanying notes to consolidated financial statements

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

Note 1 - Organization and Business

Cottonwood Multifamily Opportunity Fund, Inc. is a Maryland corporation formed to invest in and/or make mezzanine loans or preferred equity investments in multifamily construction and development projects. Substantially all our business is conducted through Cottonwood Multifamily Opportunity Fund O.P., LP (the “Operating Partnership”), a Delaware limited partnership. The Company is a limited partner and the sole member of the general partner of the Operating Partnership. As used herein, the term “Company”, “we”, “our” or “us” includes the Company, the Operating Partnership and its subsidiaries, unless the context indicates otherwise.

Cottonwood Capital Property Management II, LLC acts as our sponsor, property manager and asset manager. We have no employees and are substantially reliant on Cottonwood Capital Property Management II, LLC and its resources to implement our business strategy. Our sponsor is a subsidiary of Cottonwood Residential O.P., LP (“CROP”) and has experience in operating multifamily construction and development projects. CROP is the operating partnership for Cottonwood Communities, Inc. (“CCI”). CCI, as the sole member of the sole general partner of CROP makes all decisions on behalf of CROP. CCI is controlled by its board of directors consisting of Daniel Shaeffer, Chad Christensen, John Lunt, Jonathan Gardner and Phillip White. Prior to May 7, 2021, when Cottonwood Residential II, Inc. (“CRII”) merged with CCI, CROP was the operating partnership for CRII and CRII made all decisions on behalf of CROP. CRII was controlled by its board of directors consisting of Daniel Shaeffer, Chad Christensen, Gregg Christensen, Jonathan Gardner and Phillip White.

In November 2017, we commenced a “Tier 2” Regulation A offering under the Securities Act, offering up to $50,000,000 in shares of our common stock at a purchase price of $10.00 per share (the “Offering”). We completed the Offering in August 2019 after raising the full offering amount.

We have invested through joint ventures with CROP, which we refer to as the Cottonwood Joint Ventures. The terms of each agreement vary on a joint venture by joint venture basis. Affiliated executives also have residual interests in certain Cottonwood Joint Ventures which allows them to participate in residual profits of development projects if certain hurdles are met.

As of December 31, 2021, we have three Cottonwood Joint Ventures: the Park Avenue Joint Venture, the Broadway Joint Venture, and the Block C Joint Venture. Prior to December 2021, the Park Avenue Joint Venture had a joint venture with a third-party developer and affiliate of CROP, which we refer to as the Development Joint Venture. The third-party developer managed and oversaw the day-to-day development and management of the project. In December 2021, CROP purchased the third-party developer’s 10% membership interest in the Development Joint Venture.

COVID-19

One of the most significant risks and uncertainties facing the Company and the real estate industry generally continues to be the effect of the ongoing public health crisis of the novel coronavirus (COVID-19) pandemic. During the year ended December 31, 2021, we did not experience significant disruptions in the construction of our development projects from the COVID-19 pandemic; however, we continue to closely monitor the impact of the COVID-19 pandemic on all aspects of our business, including how the pandemic will impact the construction, related costs and the timing of completion of our development projects.

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The consolidated financial statements are presented on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could materially differ from those estimates.

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

Variable Interest Entities

Variable interest entities (“VIEs”) are legal entities in which the equity investors do not have the characteristics of a controlling financial interest or the equity investors lack sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. All VIEs for which we are the primary beneficiary are consolidated. Qualitative and quantitative factors are considered in determining whether we are the primary beneficiary of a VIE, including, but not limited to, which activities most significantly impact economic performance, which party controls such activities, the amount and characteristics of our investments, the obligation or likelihood for us or other investors to provide financial support, and the management relationship of the property. If an entity is not a VIE, consolidation is determined based on the voting model, where generally the entity holding the majority interest will consolidate. The Company’s subsidiaries, except for the Block C Joint Venture, are variable interest entities (“VIE”).

The Company consolidates the Operating Partnership and the Block C Joint Venture. Control of the Park Avenue Joint Venture and the Broadway Joint Venture is shared equally between the members. We are not considered the primary beneficiary of these joint ventures as CROP controls the development of the Park Avenue and Broadway projects. As a result, our investments in these joint ventures are recorded under the equity method of accounting on the consolidated financial statements.

Noncontrolling interest

The portion of ownership interest in consolidated entities not attributable to us are reported as noncontrolling interest. Equity and net income (loss) directly attributable to us and to noncontrolling interest are clearly identified and presented separately on the consolidated financial statements. Changes in noncontrolling ownership interest are accounted for as equity transactions.

Use of Estimates

We make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the dates of the consolidated financial statements as well as the amounts of revenues and expenses during the reporting periods. Actual amounts could differ from those estimates.

Organization and Offering Costs

Organization costs include all expenses incurred in connection with our formation, including but not limited to legal fees and other costs to incorporate the Company. Offering costs include all expenses incurred in connection with the Offering, including managing broker-dealer fees and selling commissions. All organization and offering costs were paid by our sponsor. We did not incur any liability for or reimburse our sponsor for any of these organizational and offering costs. Total offering costs incurred by our sponsor in connection with our Offering were approximately $6,143,000. Organizational costs incurred by our sponsor were not significant.

Real Estate Investment

We capitalize direct and indirect costs specifically associated with real estate projects under development. All other costs are charged to expense as incurred.

Investment in Joint Ventures

Under the equity method of accounting, our investments in joint ventures are stated at cost, adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings or losses is generally recognized based on our ownership interest in the earnings or losses of the joint ventures. For the purposes of presentation in the consolidated statements of cash flows, we follow the “look through” approach for classification of distributions from unconsolidated real estate assets. Under this approach, distributions are reported under operating cash flow unless the facts and circumstances of a specific distribution clearly indicate that it is a return of capital (e.g., a liquidating dividend or distribution of the proceeds from the entity’s sale of assets), in which case it is reported as an investing activity.

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

We assess potential impairment of investments in joint ventures whenever events or changes in circumstances indicate that the fair value of the investment is less than its carrying value. To the extent impairment has occurred, and is not considered temporary, the impairment is measured as the excess of the carrying amount of the investment over the fair value of the investment. We have not recognized impairment on any of our joint venture investments.

Cash and cash equivalents

We maintain our cash in demand deposit accounts at major commercial banks. Balances in individual accounts at times exceeds FDIC insured amounts. We have not experienced any losses in such accounts.

Restricted Cash

Restricted cash includes cash held in escrow for the acquisition of additional land related to our Block C real estate investment.

Income Taxes

We may elect to qualify as a real estate investment trust but are not required to make such an election. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our taxable income to stockholders. As a REIT, we would generally not be subject to federal corporate income tax on that portion of our taxable income that is currently distributed to stockholders. As of December 31, 2021 we had not elected REIT status.

If we fail to qualify as a REIT in any taxable year or determine not to elect to be taxed as a REIT, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and, if we had elected to be taxed as a REIT but subsequently fail to qualify as a REIT, we generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially and adversely affect our net income and net cash available for distribution to stockholders.

We incurred cumulative net losses before income taxes of approximately $2,025,000 through December 31, 2021. We had a deferred tax asset of approximately $530,000 associated with these losses. The deferred tax asset is fully allowed for as we do not expect to realize the tax benefit.

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

Note 3 - Real Estate Investment

Block C

Block C, which currently includes land held for development and initial development costs, is structured as follows as of December 31, 2021 (with certain wholly owned subsidiaries being excluded for simplicity):

In January 2021, we obtained a majority interest and consolidated the Block C Joint Venture through a contribution of $3,250,000. The Block C Joint Venture owns land and plans to develop a multifamily apartment community located in a qualified opportunity zone in Millcreek, Utah, a city in Salt Lake County, Utah. By December 31, 2021, we had contributed $3,310,000 to the Block C Joint Venture, which equated to a 63.0% interest. The remaining noncontrolling interest ownership is held by CROP and CCMI, a fully owned subsidiary of CROP.

The Block C Joint Venture had $5,525,328 of capitalized development costs at December 31, 2021. Block C did not have any operating activity or distributions for the year ended December 31, 2021.

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

Note 4 - Investments in Joint Ventures

Park Avenue

The Park Avenue development is structured as follows as of December 31, 2021 (with wholly owned subsidiaries being excluded for simplicity):

We record our investment in CW Investor at Sugar House, LLC (“Park Avenue Investor”) under the equity method of accounting. Prior to October 1, 2020, Park Avenue Investor was a consolidated entity owned by affiliated executives and us. The affiliated executives used loans from CROP to fund their investment in Park Avenue Investor. On October 1, 2020, we deconsolidated Park Avenue Investor as CROP became the primary beneficiary when it acquired the rights to a 5% preferred return and capital interest in Park Avenue Investor to settle the loans. CROP’s overall ownership in the project increased, while the affiliated executives retain a residual interest in Park Avenue Investor allowing them to participate in the residual profits of the project.

As of October 1, 2020, the total contribution to Park Avenue Investor by the affiliated executives was $2,800,000. Their contributions and share of income were recorded as noncontrolling interest on the consolidated financial statements. The result of the deconsolidation of Park Avenue Investor on October 1, 2020 was the removal of the noncontrolling interest associated with the affiliated executives and associated income. No gain or loss was recognized on the change of control.

As of December 31, 2021, we had invested $17,489,183 in Park Avenue Investor. Park Avenue Investor’s only asset was an equity method investment of $20,593,786 in the Park Avenue Joint Venture. As of December 31, 2020, we had invested $16,767,159 in Park Avenue Investor. Park Ave Investor and the Park Avenue Joint Venture did not have significant operating activity or any distributions for the years ended December 31, 2021 and 2020.

Summarized balance sheet information for the Park Avenue Joint Venture is as follows:

	December 31,
	2021	2020
Cash	$27,059	$38,621
Development Costs	56,005,041	32,196,512
Accounts Payable and Accrued Liabilities	3,630,713	2,132,789
Construction Loan	29,520,255	8,361,057

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

Cottonwood on Broadway

The Cottonwood on Broadway development is structured as follows as of December 31, 2021 (with certain wholly owned subsidiaries being excluded for simplicity):

We record our investment in the Broadway Joint Venture under the equity method of accounting. Prior to October 1, 2020, the Broadway Joint Venture was owned by affiliated executives, CROP, and us. The affiliated executives used loans from CROP to fund their investment in the Broadway Joint Venture. As of October 1, 2020, the total contribution to the Broadway Joint Venture by the affiliated executives was $1,714,000. On that date CROP obtained the rights to a 5% preferred return and capital interest in the Broadway Joint Venture to settle the loans, thereby increasing its ownership in the project. Each affiliated executive retained a residual interest and supplemental return in the Broadway Joint Venture allowing them to participate in the profits of the project.

At December 31, 2021 and 2020, we had contributed $25,929,117 and $22,390,053 to the Broadway Joint Venture, respectively. The Broadway Joint Venture did not have any operating activity or distributions for the years ended December 31, 2021 and 2020.

Summarized balance sheet information for the Broadway Joint Venture is as follows:

	December 31,
	2021	2020
Cash	$86,866	$215,284
Development Costs	61,994,132	31,795,659
Accounts Payable and Accrued Liabilities	3,941,969	5,707,553
Construction Loan	27,474,967	—

Note 5 - Stockholders’ Equity

Our charter authorizes the issuance of up to 1,000,000,000 shares of common stock at $0.01 par value per share and 100,000,000 shares of preferred stock at $0.01 par value per share.

Voting Common Stock

Holders of our common stock are entitled to receive dividends when authorized by the board of directors, subject to any preferential rights of outstanding preferred stock. Holders of common stock are also entitled to one vote per share on all matters submitted to a shareholder vote, including election of directors to the board, subject to certain restrictions. As of December 31, 2021 and 2020, we had 5,001,000 shares of common stock issued and outstanding. Our sponsor owns 1,000 of the outstanding shares.

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

Preferred Stock

The board of directors is authorized, without approval of common shareholders, to provide for the issuance of preferred stock, in one or more classes or series, with such rights, preferences and privileges as the board of directors approves. No preferred stock was issued and outstanding as of December 31, 2021 and 2020.

Distributions

Distributions are determined by the board of directors based on our financial condition and other relevant factors. We expect to have little, if any, cash flows from operations until we have completed our developments and begun lease-up. Should cash flows from operations not cover distributions during the early stages of real estate investment or during the operational stages we may look to third party borrowings to fund distributions. We may also use funds from the sale of assets or from the maturity, payoff or settlement of debt investments for distributions not covered by operating cash.

Note 6 - Distributions

Park Avenue Investor

Cash from operations, until September 30, 2020, was to be distributed to the members in proportion to their percentage interest. After September 30, 2020, cash from operations is to be distributed to the members in proportion to their percentage interest; provided, however, for the percentage interest associated with affiliated executives and CROP, cash from operations shall be distributed (i) first, to CROP until CROP has received a 5% preferred return, (ii) second, to CROP as the holder of the capital interest until CROP’s net capital contribution is reduced to zero and (iii) thereafter, to the affiliated executives.

Subject to certain restrictions, cash from capital transactions shall be distributed first to the members in proportion to their net capital contributions until their net capital contributions are reduced to zero. The distribution for net capital contributions associated with affiliated executives and CROP shall be made to CROP to the extent of the net capital contribution. Thereafter, cash from capital transactions shall be distributed to the members in proportion to their percentage interests; provided, however, for the percentage interest associated with affiliated executives and CROP, cash from capital transactions shall be distributed (i) first, to CROP until CROP has received a 5% preferred return and its net capital contribution, if any, and (ii) thereafter, to the affiliated executives.

In the event that CROP does not receive a return of its applicable net capital contribution, then each affiliated executive shall contribute an amount equal to the shortfall up to 50% of the applicable net capital contribution for each affiliated executive in proportion to their residual interest, which shall then be distributed to CROP.

No distributions were made at Park Avenue Investor during the years ended December 31, 2021 and 2020.

Park Avenue Joint Venture

Cash from operations or a capital event from the Park Avenue Joint Venture is to be distributed first to the members to provide a preferred return of 8% on invested capital. Cash will then be distributed 100% to the members until capital accounts are reduced to zero, then 25% to the development joint venture and 75% to the members until the members have received a 12% return on invested capital, then 35% to the development joint venture and 65% to the members until the members have received a 16% return on invested capital. Profits after the above distributions will then be allocated 50% to the development joint venture and 50% to the members (in proportion to the respective interests in the joint venture).

Taking into consideration the distributions above, the Development Joint Venture will receive a graded promotional interest of the profits of the Park Avenue Joint Venture which is subordinate to our receipt of an 8% preferred return. The Park Avenue Joint Venture will make allocations of income and loss so that the allocations are made in a similar manner to the distributions.

No distributions were made at the Park Avenue Joint Venture during the years ended December 31, 2021 and 2020.

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

Broadway Joint Venture

Cash from the Broadway Joint Venture is to be distributed first to those who are members as of September 30, 2020 to provide a preferred return of 8% on invested capital through September 30, 2020. Second to those who are members as of October 1, 2020 in proportion to their accrued but unpaid 8% preferred return accrued after September 30, 2020 until those members have been distributed an amount equal to their 8% preferred return accrued after September 30, 2020. Third, to the members in proportion to their net capital contributions until their net capital contributions are reduced to zero. Fourth 25% to CROP and 75% to members in proportion to their percentage interest until the members have received a 12% return on invested capital (the “First Promote”). Fifth, 35% to CROP and 65% to the members until the members have received a 16% return on invested capital (the “Second Promote”). Thereafter, 50% to CROP (together with the First Promote and the Second Promote, collectively, (the “Developer Promote”) and 50% to the members in proportion to their percentage Interests.

The 8% preferred return not assigned to us in the second step shall be distributed 5% to CROP and 3% to affiliated executives. The distribution for net capital contributions associated with affiliated executives and CROP in the third step shall be made to CROP. The distribution of the First Promote for the percentage interest associated with affiliated executives and CROP, other than a developer promote, shall be made to the affiliated executives. The distribution of the Second Promote for the percentage interest associated with affiliated executives and CROP, other than a developer promote, shall be made to the affiliated executives.

Taking into consideration the distributions above, CROP and affiliated executives will receive a graded promotional interest of the profits of the Broadway Joint Venture which is subordinate to our receipt of an 8% preferred return. The Broadway Joint Venture will make allocations of income and loss so that the allocations are made in a similar manner to the distributions.

No distributions were made at the Broadway Joint Venture during the years ended December 31, 2021 and 2020.

Note 7 - Related Party Transactions

Our sponsor or its affiliates received compensation for services related to the Offering and will receive compensation for the acquisition, management and a possible promotional interest, as outlined above, upon the disposition of our assets, subject to review and approval of the board of directors. No fees were incurred by us in the years ended December 31, 2021 and 2020 except those noted below.

Property Management Fee

After stabilization of a project, our sponsor will provide property management services and receive a fee of 3.5% of the annual gross revenues of each property managed for these services, prorated for any partial year. The Park Avenue property management agreement also includes a minimum fee of $8,000 per month.

Lease-up Fee

Our sponsor will receive for its services in leasing-up a property a lease-up fee in an amount equal to 3.5% of projected stabilized revenues until such time as the project reaches stabilization, commencing two months before the opening of a temporary leasing office on the site.

Development Fees

For services provided in developing Park Avenue, CROP receives an amount equal to one-third of 3% of hard costs. For the years ended December 31, 2021 and 2020, development fees received by CROP for the Park Avenue project were $131,126 and $127,533, respectively.

For services provided in developing Cottonwood on Broadway, an affiliate of the sponsor is entitled to a fee of 5% of the project budget multiplied by our ownership percentage of the joint venture. This fee is paid entirely by us. For the years ended December 31, 2021 and 2020, development fees received by Cottonwood Capital Property Management II, LLC for the Cottonwood on Broadway project were $1,170,426 each year.

The development fees incurred to date have been capitalized.

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

Cost Savings Development Fee

Should the Park Avenue development be completed below the budgeted hard costs, CROP will receive one-fourth of the project cost savings, up to 1.5% of the project budgeted cost. It is anticipated that no costs savings will be achieved on the Park Avenue development project.

General Contractor Fees

For general contracting services provided in developing Cottonwood on Broadway, an affiliate of the sponsor is entitled to a fee of 5% of budgeted hard costs for the project multiplied by our ownership percentage of the joint venture. This fee is paid entirely by us. For the years ended December 31, 2021 and 2020, general contractor fees received by Cottonwood Capital Property Management II, LLC were $188,908 each year. The general contractor fees incurred to date have been capitalized.

Construction Management Fees

For services in supervising any renovation or construction project in excess of $5,000 in or about the projects after stabilization, the Property Manager shall be entitled to a fee equal to 5% of the cost of the amount (including related professional services) that is expended. This fee is generally not payable for routine maintenance expenditures. No construction management fee will be paid in connection with the development of a project.

Asset Management Fee

Our sponsor receives an annual asset management fee of 0.75% of project costs during development and 0.75% of gross assets thereafter, defined initially as the gross book value of our assets and subsequently as the gross asset value once net asset value is established. This fee is paid by us. The asset management fee incurred in 2021 and 2020 was $805,538 and $799,441, respectively.

Distributions and Promotional Interests from Cottonwood Joint Ventures

CROP is a member of the Park Avenue Investor, Park Avenue Joint Venture, and the Broadway Joint Venture and will receive distributions and allocations of profits in an amount that exceeds its proportional share of capital contributions to these entities. As outlined above, CROP may receive a promotional interest of the profits of the Park Avenue and the Broadway Joint Ventures in exchange for identifying investment opportunities for us. In addition, affiliated executives have a residual interest and supplemental return in the Broadway Joint Venture and a residual interest in Park Avenue Investor allowing them to participate in the profits of the projects originally assigned to CROP. Additional information regarding distributions and allocations of profits for these joint ventures is described above in Note 6.

Distributions and Promotional Interests from Development Joint Ventures

In 2021, CROP purchased the a co-general partner’s interest of the development joint venture for Park Avenue and now will receive all of the promoted interest entitled to that entity.

Property Management Corporate Service Fee

Upon lease up, our sponsor will allocate a flat fee each month to the Park Avenue Joint Venture and the Broadway Joint Venture which is intended to fairly allocate the overhead costs incurred by our sponsor and its affiliated entities with respect to the management of all assets. This fee may vary each month and be dependent on the number of assets managed and the actual overhead expenses incurred. Our sponsor will have the right to retain any excess between actual costs and the amount of the fee charged.

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

Loan Coordination Fee

Our sponsor may receive for its services in making or acquiring and disposing a development-related mezzanine loan or arranging for and disposing a preferred equity investment a loan coordination fee in an amount equal to (i) upon origination of the investment, 1.0% of the principal amount of the mezzanine loan or face value of the preferred equity, and (ii) upon disposition of the investment, 1.0% of the principal amount of the mezzanine loan or face value of the preferred equity.

Fees from Other Services

We may retain third parties, including certain affiliates of our sponsor, for necessary services relating to investments or operations, including construction services, resident indemnification, utility management, internet and television services, and vendor verification and other similar operational matters. Any fees paid to affiliates of our sponsor for any such services will not reduce the management fee. Any such arrangements will be at market terms and rates.

Note 8 - Commitments and Contingencies

Economic Dependency

Under various agreements, we have engaged or will engage our sponsor to provide certain services that are essential to us, including asset management services and other administrative responsibilities that include accounting services and investor relations. As a result of these relationships, we are dependent upon our sponsor. In the event that our sponsor is unable to provide us with the respective services, we would be required to find alternative providers of these services.

Liquidity Strategy

Our board of directors will try to determine which liquidity strategy would result in the greatest value for shareholders. A liquidity event will occur no later than June 30, 2025, which may be extended for two one-year periods in the sole discretion of the board of directors and an additional two one-year periods by a majority vote of the shareholders. If no extension is approved, an orderly sale of our assets will begin within a one-year period from the decision not to extend. If all extensions are approved, the final termination date would be December 31, 2029. The precise timing of sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to shareholders.

In the event that a listing occurs on or before the termination date, we will continue perpetually unless dissolved pursuant to a vote of the shareholders or any applicable provision of the Maryland General Corporation Law. A listing shall mean the commencement of trading of the Company’s common stock on any securities exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934, as amended, any over the counter exchange or, as determined in the sole discretion of the board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to the shareholders. A listing shall also be deemed to occur on the effective date of a merger in which the consideration received by the shareholders is securities of another entity that are listed on any securities exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934, as amended, any over the counter exchange or, as determined in the sole discretion of our board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to the shareholders.

Right of First Refusal

If we or CROP desire to transfer all or a portion of membership interests in either the Park Avenue or the Broadway Joint Venture, the non-transferring member shall have the option to purchase the transferring member’s membership interest on the same terms the transferring member intends to sell its interest to a third-party.

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

Note 9 - Subsequent Events

We evaluate subsequent events up until the date the consolidated financial statements are issued. We determined that no events have occurred subsequent to December 31, 2021 that would require disclosure or recognition in the consolidated financial statements other than as mentioned below.

Subsequent to December 31, 2021, we have contributed approximately $687,000 to the Park Avenue Joint Venture in accordance with the approved draw schedules.

During 2022, a special committee of the board of directors began the process of evaluating a potential stock-for-stock merger with CCI. CCI invests in multifamily apartment communities and multifamily real estate-related assets and is the indirect owner of our sponsor, and asset and property manager. A merger agreement with CCI is not finalized and may never be reached, and we can provide no assurances that an agreement will be reached.

On April 11, 2022, we issued three unsecured promissory notes, each in the amount of $425,000 to certain individuals associated with our sponsor, for a total of $1,275,000. Interest and principal are due on June 1, 2023. The unpaid principal under the promissory notes bears simple interest at the rate of 8.71% per annum. We may prepay the unpaid principal balance and accrued interest, in whole or in part, at any time without premium or penalty.

The promissory notes were issued to cover short term liquidity needs due to rising construction costs and costs associated with the evaluation of a merger with CCI.

Item 8.	Exhibits

Exhibit Number	Description

1.1	MANAGING BROKER-DEALER AGREEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 1.1 ON FORM 1-A/A (FILE NO. 024-10730) FILED NOVEMBER 16, 2017.

1.2	FORM OF SOLICITING DEALER AGREEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 1.2 ON FORM 1-A/A (FILE NO. 024-10730) FILED NOVEMBER 16, 2017.

2.1	SECOND ARTICLES OF AMENDMENT AND RESTATEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 2.1 ON FORM 1-U (FILE NO. 24R-00118) FILED DECEMBER 28, 2017.

2.2	BYLAWS, INCORPORATED BY REFERENCE TO EXHIBIT 2.2 ON FORM 1-A/A (FILE NO. 024-10730) ON NOVEMBER 16, 2017.

4.1	FORM OF SUBSCRIPTION AGREEMENT AND ISRAELI INVESTOR QUESTIONNAIRE, INCORPORATED BY REFERENCE TO EXHIBIT 4.1 ON FORM 1-A/A (FILE NO. 024-10730) ON NOVEMBER 16, 2017.

6.1	LIMITED PARTNERSHIP AGREEMENT OF OPERATING PARTNERSHIP, INCORPORATED BY REFERENCE TO EXHIBIT 6.1 ON FORM 1-A/A (FILE NO. 024-10730) ON NOVEMBER 16, 2017.

6.2	LIMITED LIABILITY COMPANY AGREEMENT OF GENERAL PARTNER OF OPERATING PARTNERSHIP, INCOPORATED BY REFERENCE TO EXHIBIT 6.2 ON FORM 1-A/A (FILE NO. 024-10730) ON NOVEMBER 16, 2017.

6.3	ASSET MANAGEMENT AGREEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 6.3 ON FORM 1-A/A (FILE NO. 024-10730) ON NOVEMBER 16, 2017.

6.4	FORM OF PROPERTY MANAGEMENT AGREEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 6.4 ON FORM 1-A/A (FILE NO. 024-10730) ON NOVEMBER 16, 2017.

6.5	THREE-PARTY AGREEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 6.5 ON FORM 1-A/A (FILE NO. 024-10730) ON NOVEMBER 16, 2017.

6.6	COTTONWOOD SUGAR HOUSE, LLC AGREEMENT AND AMENDMENTS, INCORPORATED BY REFERENCE TO EXHIBIT 6.1 ON FORM 1-U (FILE NO. 24R-00118) FILED AUGUST 16, 2018.

6.7	PURCHASE AND SALE AGREEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 6.2 ON FORM 1-U (FILE NO. 24R-00118) FILED AUGUST 16, 2018.

6.8	DEVELOPMENT SERVICES AGREEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 6.3 ON FORM 1-U (FILE NO. 24R-00118) FILED AUGUST 16, 2018.

6.9	LOAN AGREEMENT EXECUTED BY AND BETWEEN CW SUGAR HOUSE, LLC, AND REGIONS BANK, INCORPORATED BY REFERENCE TO EXHIBIT 6.9 ON FORM 1-SA (FILE NO. 24R-00118) FILED SEPTEMBER 27, 2019.

6.10	PROMISSORY NOTE BETWEEN CW SUGAR HOUSE, LLC AND REGIONS BANK, INCORPORATED BY REFERENCE TO EXHIBIT 6.10 ON FORM 1-SA (FILE NO. 24R-00118) FILED SEPTEMBER 27, 2019.

6.11	AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF CW BROADWAY JV, LLC, INCORPORATED BY REFERENCE TO EXHIBIT 6.11 ON FORM 1-SA (FILE NO. 24R-00118) FILED SEPTEMBER 27, 2019

6.12	LOAN AGREEMENT EXECUTED BY AND AMONG CW BROADWAY JV, LLC, PNC BANK, NATIONAL ASSOCIATION, PNC CAPITAL MARKETS LLC, AND THE LENDERS PARTY THERETO, INCORPORATED BY REFERENCE TO EXHIBIT 6.12 TO THE COMPANY’S ANNUAL REPORT ON FORM 1-K, FILED ON MAY 22, 2020.

6.13	AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF CW BLOCK C, LLC AND RELATED AMENDMENTS, INCORPORATED BY REFERENCE TO EXHIBIT 6.13 TO THE COMPANY’S ANNUAL REPORT ON FORM 1-K, FILED ON APRIL 30, 2021.

6.14	PURCHASE AGREEMENT BETWEEN CW BLOCK C, LLC AND COTTONWOOD MULTIFAMILY OPPORTUNITY FUND, INC. DATED JANUARY 14, 2021, INCORPORATED BY REFERENCE TO EXHIBIT 6.14 TO THE COMPANY’S ANNUAL REPORT ON FORM 1-K, FILED ON APRIL 30, 2021.

6.15	PURCHASE AND ASSIGNMENT AGREEMENT BETWEEN COTTONWOOD CAPITAL MANAGEMENT, INC. AND COTTONWOOD MULTIFAMILY OPPORTUNITY FUND, INC. DATED JANUARY 14, 2021, INCORPORATED BY REFERENCE TO EXHIBIT 6.15 TO THE COMPANY’S ANNUAL REPORT ON FORM 1-K, FILED ON APRIL 30, 2021.

9.1	LETTER FROM ERNST & YOUNG LLP TO THE SECURITIES AND EXCHANGE COMMISSION DATED APRIL 17, 2020, INCORPORATED BY REFERENCE TO EXHIBIT 9.1 ON FORM 1-U (FILE NO. 24R-00118) FILED APRIL 17, 2020

15.1	PRIOR PERFORMANCE TABLES, INCORPORATED BY REFERENCE TO EXHIBIT 15.1 ON FORM 1-A POS (FILE NO. 024-10730) ON NOVEMBER 27, 2018.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on April 29, 2022.

COTTONWOOD MULTIFAMILY OPPORTUNITY FUND, INC.

By:	/s/ Daniel Shaeffer
Daniel Shaeffer, Chief Executive Officer

We, the undersigned officers and directors of Cottonwood Multifamily Opportunity Fund, Inc., hereby severally constitute Daniel Shaeffer our true and lawful attorney with full power to him to sign for us and in our names in the capacities indicated below, the Annual Report filed herewith and any and all amendments to said Annual Report and generally to do all such things in our names and in our capacities as officers and directors to enable Cottonwood Multifamily Opportunity Fund, Inc. to comply with the provisions of the Securities Act of 1933, Regulation A promulgated thereunder and all requirements of the SEC, hereby ratifying and confirming our signature as they may be signed by our said attorney to said Annual Report and any and all amendments thereto.

This Annual Report has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Daniel Shaeffer	Chief Executive Officer and Director	April 29, 2022
Daniel Shaeffer

/s/ Chad Christensen	President, Chairman of the Board and Director	April 29, 2022
Chad Christensen

/s/ Gregg Christensen	Executive Vice President, Secretary, General Counsel and Director	April 29, 2022
Gregg Christensen

/s/ Susan Hallenberg	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 29, 2022
Susan Hallenberg

/s/ Blake Bunker	Independent Director	April 29, 2022
Blake Bunker